Exhibit 99.1

For Release 10:00 a.m. PST

April 13, 2006

Microsoft Names Frank H. Brod as New Chief Accounting Officer

New CAO brings world-class financial experience and industry leadership.

REDMOND, Wash. — April 13, 2006 — Microsoft Corp. today announced that Frank H. Brod is joining the company as Corporate Vice President, Finance and Administration and Chief Accounting Officer beginning May 1.

Brod brings with him a unique set of experiences, having most recently served as Corporate Vice President and Controller of The Dow Chemical Company, where he was responsible for all of Dow’s global accounting activities. This included compliance and controls, financial reporting, accounting transactional work processes, financial information systems, as well as financial standards, planning, and financial support to Dow’s global businesses. In addition, Brod is actively involved in leadership roles in the broader Finance community. He is a member of the Financial Accounting Standards Board’s Emerging Issues Task Force and is the immediate past Chairman of Financial Executives International’s Technical Committee on Corporate Reporting. He also participates on the Standards Advisory Group of the Public Company Accounting Oversight Board (PCAOB) and is a member of the Standards Advisory Council of the International Accounting Standard Board.

“Frank brings to Microsoft great talent and skills both in finance and business leadership,” said Chris Liddell, Chief Financial Officer at Microsoft. “His work in building world-class Finance functions and outstanding leadership in the finance community enable him to contribute broadly to our finance, operations and business strategy.”

In addition to his role as Chief Accounting Officer, Brod will be responsible for the Corporate Controller functions, Corporate Financial Planning & Analysis, and Corporate Services.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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